As filed with the Securities and Exchange Commission on June 26, 2023.

Registration No. 333-257103

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 2
TO

FORM F-4

REGISTRATION STATEMENT

UNDER
THE SECURITIES ACT OF 1933

GDEV Inc.

(Exact name of registrant as specified in its charter)

British Virgin Islands	7371	Not applicable
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

GDEV Inc.

55, Griva Digeni

3101, Limassol

Cyprus

Telephone: +35722580040

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Puglisi & Associates

850 Library Ave., Suite 204

Newark, DE 19711

Telephone: 302-738-6680

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies of all correspondence to:

J. David Stewart, Esq.

Latham & Watkins LLP

99 Bishopsgate

London, U.K., EC2M 2XF

Tel: (+44) (0)20 7710 1000

Approximate date of commencement of proposed sale to the public: From time to time after this registration statement becomes effective.

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☒ 333-257103

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)  ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)  ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933. Emerging growth company ☒

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards† provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

† The term “new or revised financial accounting standard” refers to any update issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012.

This Post-Effective Amendment No. 1 shall become effective upon filing with the Securities and Exchange Commission in accordance with Rule 462(d) under the Securities Act of 1933, as amended.

Explanatory note

This Post-Effective Amendment No. 2 (this “Amendment”) to the Registration Statement on Form F-4 (File No. 333-257103) (the “Registration Statement”) of GDEV Inc. (formerly, Nexters Inc.) (the “Company”), as originally declared effective by the Securities and Exchange Commission on July 30, 2021, is being filed as an exhibit-only filing solely to file the consents of (i) KPMG Certified Auditors S.A. with respect to its report dated June 26, 2023 relating to the financial statements of the Company as of and for the year ended December 31, 2022, and (ii) JSC “Kept” with respect to its report dated April 29, 2022 relating to the financial statements of the Company as of and for the years ended December 31, 2021 and 2020, in each case contained in the Company’s 2022 Annual Report on Form 20-F and included in the Prospectus Supplement No. 2 dated June 26, 2023 filed pursuant to Rule 424(b)(3), filed herewith as Exhibits 23.1 and 23.2, respectively (the “Consents”). Accordingly, this Amendment consists only of the facing page, this explanatory note, Item 21 of Part II of the Registration Statement, the signature pages to the Registration Statement, and the Consents. The prospectus and the balance of Part II of the Registration Statement are unchanged hereby and have been omitted.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 21. Exhibits and Financial Statement Schedules

(a)           Exhibits

Exhibit No.	Description
23.1*	Consent of KPMG Certified Auditors S.A.
23.2*	Consent of JSC “Kept”.

(*)           Filed herewith

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Post-Effective Amendment No. 2 to the Registration Statement on Form F-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in Limassol, Cyprus on the 26th day of June, 2023.

GDEV Inc.

By:	/s/ Andrey Fadeev
Name:	Andrey Fadeev
Title:	Chief Executive Officer and Director

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Capacity	Date
/s/ Andrey Fadeev	Chief Executive Officer and Director	June 26, 2023
Andrey Fadeev	(principal executive officer)
/s/ Alexander Karavaev	Chief Financial Officer	June 26, 2023
Alexander Karavaev	(principal financial officer and principal accounting officer)
/s/Natasha Braginsky Mounier	Director	June 26, 2023
Natasha Braginsky Mounier
/s/ Marie Holive	Director	June 26, 2023
Marie Holive
/s/ Olga Loskutova	Director	June 26, 2023
Olga Loskutova
/s/ Andrew Sheppard	Director	June 26, 2023
Andrew Sheppard
/s/ Tal Shoham	Director	June 26, 2023
Tal Shoham

AUTHORIZED REPRESENTATIVE

Pursuant to the requirement of the Securities Act of 1933, as amended, the undersigned, the duly authorized representative in the United States of GDEV Inc., has signed this Post-Effective Amendment No. 2 to the Registration Statement on Form F-4 in Newark, Delaware, on the 26th day of June, 2023.

Puglisi & Associates

By:	/s/ Donald J. Puglisi
Name: Donald J. Puglisi
Title: Managing Director